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                                                                      EXHIBIT 99

         Regeneration Technology Inc. Seeks Meeting with FDA to Discuss
                               Agency's Concerns

ALACHUA, FLA., MAY 9, 2001 - Regeneration Technology, Inc., (RTI) said today it is seeking an immediate meeting with the Food and Drug Administration (FDA) to address concerns the agency has raised about the safety and validation of the company's BioCleanse(TM) process. RTI (Nasdaq:RTIX) received a letter on May 7, 2001, from the agency's Center for Biologics Evaluation and Research (CBER).

RTI has been in touch with the FDA and it plans to meet with the agency within the next several days. BioCleanse(TM) is a patent-pending process that sterilizes tissue, ensuring that the graft is free of bacteria or viruses.The FDA has stated that it believes it prudent for RTI to discontinue use of the process.

RTI believes the recent letter is at odds with a prior FDA finding following FDA visits to the facility in June 1999 and July 2000. RTI Chief Executive Officer James Grooms said, "We are completely confident in our BioCleanse(TM) process and its superior safety for everyone involved. We are looking forward to meeting soon with the FDA to revisit the validation of the process."

The company is determined to protect all of its customers, including hospitals, physicians, and patients. RTI will ask the FDA to create an advisory group of independent experts to examine batch processing, or pooling, of allograft tissue during sterilization. Such a process has been used to cleanse blood products, for instance, for decades.

Regeneration Technologies processes allograft tissue into shaped implants for use in orthopedic and other surgeries. By processing allograft tissue into forms that can be used in many types of surgical procedures (orthopedic, urologic, craniofacial and cardiovascular surgery), RTI enables patients to benefit from the gift of donated tissues. Allografts processed by RTI include the patented MD-Series(TM) threaded bone dowels, Cornerstone-SR(TM) blocks, Osteofil/ Regenafil(TM) injectable bone paste, Opteform(TM) moldable bone paste, FasLata(TM) fascia lata tissue, and cortical bone pins and interference screws.

CONTACT:
Quenta Vettel, 386-418-8888, ext. 4357